CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Esquire Financial Holdings, Inc. of our report dated February 24, 2017 relating to the consolidated financial statements of Esquire Financial Holdings, Inc. for the year ended December 31, 2016.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

New York, New York
December 21, 2017